Designated Filer:	Nathan Lindenbaum
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	December 1, 2015

Explanation of Responses:

(1)
This Form 3/A is filed on behalf of Nathan Lindenbaum solely to reflect that Mr. Lindenbaum may be deemed to have a pecuniary interest in the Common Stock held by Naftali Asher Investments, LLC and Nathan J Lindenbaum 1995 Children Trust.  In addition to such pecuniary interest, Mr. Lindenbaum directly holds Common Stock and is trustee of Abigail Tambor 2012 Children’s Trust, Victoria and Benjamin Feder 2012 Children’s Trust and Shari A. Lindenbaum 1994 Children’s Trust and the managing member of MGS Partners, LLC and may be deemed to have a pecuniary interest in the Common Stock held directly by such entities.

(2)	Common Stock held directly by MGS Partners, LLC.

(3)	Common Stock held directly by Abigail Tambor 2012 Children’s Trust.

(4)	Common Stock held directly by Victoria and Benjamin Feder 2012 Children’s Trust.

(5)	Common Stock held directly by Shari A. Lindenbaum 1994 Children’s Trust.

(6)	Common Stock held directly by Naftali Asher Investments, LLC.

(7)	Common Stock held directly by Nathan J Lindenbaum 1995 Children Trust.